Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE
Contact:	Lynda L. Glass
717.339.5085

ACNB CORPORATION REPORTS

2007 FIRST QUARTER EARNINGS

GETTYSBURG, PA, May 10—ACNB Corporation reported net income of $1,856,000 for the first quarter of 2007, compared to $1,726,000 over the same period for 2006.  Net income on a per share basis amounted to $.33 for the first three months of 2007 and was $.30 for the same period in 2006.

Total assets of ACNB Corporation on March 31, 2007, were $962 million—relatively unchanged from $965 million on March 31, 2006.  Total deposits increased by 1% over the previous year to $682 million.  Total loans rose by 4% to $536 million, as compared to March 31, 2006.  A 7% increase in shareholders’ equity resulted in an aggregate of $78.8 million on March 31, 2007.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857 and celebrating its 150th Anniversary in 2007, Adams County National Bank serves its marketplace via a network of eighteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA, as well as a Chambersburg Loan Office in Franklin County, PA.  Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in thirty-two states, including Pennsylvania and Maryland, and offices in Westminster, Carroll County, MD, and Timonium, Baltimore County, MD.

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ACNB CORPORATION

Press Release/2007 First Quarter Earnings

May 10, 2007

In addition to historical information, this press release may contain forward-looking statements.  Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy.  Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations.  Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements.  They only reflect management’s analysis, as of this date.  The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances.  Please carefully review the risk factors described in other documents the Corporation files from time-to-time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

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ACNB #2007-05

May 10, 2007